Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement(s) (No.333-276749, No.333-280467 and No.333-287799) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of Flutter Entertainment plc and the effectiveness of internal control over financial reporting.

/s/ KPMG
Dublin, Ireland
February 26, 2026